                 SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C. 20549

--------------------------------------------------------------------------------


                             FORM 8 - K

          CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                 THE SECURITIES EXCHANGE ACT OF 1934


--------------------------------------------------------------------------------




           March 9, 1998                         Commission File No. 1-6695
------------------------------------        ------------------------------------
 (Date of Earliest Event Reported)

                   FABRI-CENTERS OF AMERICA, INC.
--------------------------------------------------------------------------------
       (Exact name of Registrant as specified in its charter)





             Ohio                                        34-0720629
------------------------------------        ------------------------------------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

           5555 Darrow Road
              Hudson, Ohio                                 44236
------------------------------------        ------------------------------------
(Address of principal executive offices)                (Zip Code)

           (330) 656 - 2600
------------------------------------
  (Registrant's telephone number)

ITEM 2.           ACQUISITION OR DISPOSITION OF ASSETS

On February 2, 1998, Fabri-Centers of America, Inc. (FCA) and House of Fabrics, Inc. (HOF) announced a definitive agreement for FCA to acquire HOF. FCA Acquisition Corporation, a wholly owned subsidiary of FCA, commenced a cash tender offer to acquire all of the outstanding shares of HOF for $4.25 per share, that closed on March 6, 1998. The Board of Directors of HOF had unanimously approved the tender offer and the merger and recommended that shareholders tender their shares.

On March 9, 1998, FCA acquired 77.2% of the outstanding shares of HOF and HOF became an indirect majority owned subsidiary of FCA (see press release attached as Exhibit 99.1 to this report). A special meeting of HOF's shareholders will be convened as soon as practicable for the purpose of approving the merger of HOF and FCA Aquisition Corp. FCA will vote all of the shares acquired by it in the tender offer in favor of the merger, which will be sufficient to approve the merger under applicable law. The remaining outstanding shares of HOF will be converted into the right to receive $4.25 in cash and HOF will become a wholly owned subsidiary of FCA. Immediately following shareholder approval of the merger, FCA intends to delist the common shares of HOF from the NASDAQ Stock Market and deregister HOF with the Securities and Exchange Commission.


ITEM 7.           FINANCIAL STATEMENTS AND EXHIBITS

(a)      Financial statements of business acquired.

Pursuant to Item 7(a)(1) and Item 7(b)(1) of Form 8-K, the following financial statements and pro forma financial information are hereby provided by the Registrant for the periods required by Rules 3-05 and 3-01(c) of Regulation S-X. Audited financial statements are not available for either the Registrant or the business acquired for their respective most recent fiscal years; however, on March 4, 1998, the Registrant issued a press release reporting unaudited income after tax but before extraordinary items for its most recent fiscal year ended January 31, 1998 of $31,978,000.

House of Fabrics, Inc. Financial Statements for the Year Ended January 31, 1997:

         Independent Auditors' Report (Deloitte & Touche LLP)           F-1

         Balance Sheets as of January 31, 1997 and 1996                 F-2

         Statements of Operations                                       F-3

         Statements of Stockholders' Equity (Deficit)                   F-4

         Statements of Cash Flows                                    F-5 to F-6

         Notes to Financial Statements                               F-7 to F-17


ITEM 7.           FINANCIAL STATEMENTS AND EXHIBITS (CONTINUED):

House of Fabrics, Inc. Financial Statements for the Nine Months Ended October 31, 1997:

         Balance Sheets as of October 31, 1997 and January 31, 1997                           F-18 to F-19

         Statements of Operations                                                             F-20 to F-21

         Statements of Cash Flows                                                             F-22 to F-23

         Notes to Financial Statements                                                        F-24 to F-26

(b)      Pro Forma Financial Information.

         Index to Pro Forma Financial Information                                                P-1

         Pro Forma Combined Balance Sheet
                  (Unaudited) as of February 1, 1997                                             P-2

         Pro Forma Combined Statement of Income
                  (Unaudited) for the Fifty-Three Weeks Ended February 1, 1997                   P-3

         Pro Forma Combined Balance Sheet
                  (Unaudited) as of November 1, 1997                                             P-4

         Pro Forma Combined Statement of Income
                  (Unaudited) for the Thirty-Nine Weeks Ended November 1, 1997                   P-5

         Notes to Pro Forma Combined Financial Statements (Unaudited)                         P-6 to P-8

(C)      Exhibits

         99.1 --  Press Release dated March 9, 1998.



                         PRO FORMA FINANCIAL INFORMATION
                                      INDEX


Index to Pro Forma Financial Information                                                         P-1

Pro Forma Combined Balance Sheet
         (Unaudited) as of February 1, 1997                                                      P-2

Pro Forma Combined Statements of Income
         (Unaudited) for the Fifty-Three Weeks Ended February 1, 1997                            P-3

Pro Forma Combined Balance Sheet
         (Unaudited) as of November 1, 1997                                                      P-4

Pro Forma Combined Statements of Income
         (Unaudited) for the Thirty-Nine Weeks Ended November 1, 1997                            P-5

Notes to Pro Forma Combined Financial Statements (Unaudited)                                  P-6 to P-8

                                       P-1



FABRI-CENTERS OF AMERICA, INC.
PRO FORMA COMBINED BALANCE SHEET (UNAUDITED)
AS OF FEBRUARY 1, 1997
(THOUSANDS OF DOLLARS)


                                                                                HOUSE OF
                                                            FABRI-CENTERS        FABRICS            PRO                PRO
                                                              OF AMERICA      SUCCESSOR CO.        FORMA              FORMA
                                                              HISTORICAL      HISTORICAL (a)     ADJUSTMENTS        COMBINED
                                                            -------------    ---------------    ------------      --------------
ASSETS
Current assets:
         Cash                                               $      12,631    $           767    $                 $       13,398
         Merchandise inventories                                  296,104            104,576        (25,764)  D          374,916
         Prepaid expenses and other current assets                  9,532              6,850         (1,000)  D           15,382
         Deferred income taxes                                                                       17,433   C,D         17,433
                                                            -------------    ---------------    ------------      --------------
Total current assets                                              318,267            112,193         (9,331)             421,129
Net property and equipment, at cost                                94,618             21,774        (10,008)  D          106,384
Mortgage receivable                                                 7,136                                                  7,136
Other assets                                                        9,159                675          2,625   D           12,459
Goodwill                                                                                             16,314   D           16,314
Reorganization value in excess of amounts
         allocated to net assets, net                                                  3,188         (3,188)  A                0
                                                            -------------    ---------------    ------------      --------------
Total assets                                                $     429,180    $       137,830    $    (3,588)      $      563,422
                                                            =============    ===============    ============      ==============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
         Accounts payable                                   $      99,458             18,250                             117,708
         Accrued expenses                                          28,898             12,505         12,619   D,E         54,022
         Bank loan and current portion of long-term debt                              42,649        (42,649)  B                0
         Accrued income taxes                                      10,697                                                 10,697
         Deferred income taxes                                      2,167                            (2,167)  C,D              0
                                                            -------------    ---------------    ------------      --------------
Total current liabilities                                         141,220             73,404        (32,197)             182,427
Long-term debt                                                     15,100                903         65,849   B,D         81,852
Convertible subordinated debentures                                56,983                                                 56,983
Deferred income taxes                                              13,357                634         (3,503)  C,D         10,488
Other long-term liabilities                                         3,110             22,502          6,650   D           32,262
Shareholders' equity                                              199,410             40,387        (40,387) A,C,D       199,410
                                                            -------------    ---------------    ------------      --------------
Total liabilities and shareholders' equity                  $     429,180    $       137,830    $    (3,588)      $      563,422
                                                            =============    ===============    ============      ==============

See Notes to Pro Forma Combined Financial Statements

                                       P-2


FABRI-CENTERS OF AMERICA, INC.
PRO FORMA COMBINED STATEMENT OF INCOME (UNAUDITED) FOR THE
FIFTY-THREE WEEKS ENDED FEBRUARY 1, 1997 (THOUSANDS OF DOLLARS,
EXCEPT SHARE AND PER SHARE DATA)


                                                                            HOUSE OF        HOUSE OF
                                                           FABRI-CENTERS     FABRICS         FABRICS
                                                            OF AMERICA     SUCCESSOR CO.  PREDECESSOR CO. PRO FORMA      PRO FORMA
                                                             HISTORICAL    HISTORICAL(a)  HISTORICAL(a)  ADJUSTMENTS      COMBINED
                                                            ------------   ------------   ------------   ------------   ------------
Net Sales                                                   $   928,951    $   143,324    $   111,355    $              $ 1,183,630
Costs and expenses:
         Cost of goods sold                                     516,857         83,600         62,000                       662,457
         Selling, general and administrative expenses           362,061         56,308         53,952            408 G      472,729
         Interest expense, net                                   10,668          2,412          4,911         (1,446)F       16,545
                                                            ------------   ------------   ------------   ------------   ------------
                                                                889,586        142,320        120,863         (1,038)     1,151,731
                                                            ------------   ------------   ------------   ------------   ------------
Earnings from continuing operations before income taxes,
         House of Fabrics reorganization items, and
         extraordinary items                                     39,365          1,004         (9,508)         1,038         31,899
House of Fabrics reorganization items:
         Fresh-start adjustments                                                               26,370         (26,370) H          0
         Reorganization costs                                                                   1,440          (1,440) H          0
         Gain on sale of assets                                                   (603)                                        (603)
                                                            ------------   ------------   ------------   ------------   ------------
                  Total House of Fabrics reorganization items                     (603)        27,810         (27,810)         (603)
                                                            ------------   ------------   ------------   ------------   ------------
Earnings before income taxes and extraordinary items             39,365          1,607        (37,318)         28,848        32,502
Income taxes                                                     14,762            682             48          (3,303) I     12,189
                                                            ------------   ------------   ------------   ------------   ------------
Net earnings from continuing operations                     $    24,603    $       925    $   (37,366)   $     32,151   $    20,313
                                                            ============   ============   ============   ============   ============

Basic earnings per common share                             $      1.37                                                 $      1.13
                                                            ============                                                ============
Diluted earnings per common share                           $      1.26                                                 $      1.06
                                                            ============                                                ============
Weighted average shares outstanding:
         Basic                                               17,930,367                                                  17,930,367
                                                            ============                                                ============
         Diluted                                             21,215,880                                                  21,215,880
                                                            ============                                                ============

See Notes to Pro Forma Combined Financial Statements

FABRI-CENTERS OF AMERICA, INC.
PRO FORMA COMBINED BALANCE SHEET (UNAUDITED)
AS OF NOVEMBER 1, 1997
(THOUSANDS OF DOLLARS)


                                                                             HOUSE OF
                                                         FABRI-CENTERS       FABRICS             PRO                       PRO
                                                          OF AMERICA       SUCCESSOR CO.        FORMA                    FORMA
                                                          HISTORICAL      HISTORICAL (a)     ADJUSTMENTS                COMBINED
                                                        --------------    --------------    -------------             ------------
ASSETS
Current assets:
         Cash                                           $       19,480    $        1,653    $                         $     21,133
         Merchandise inventories                               327,700           106,972         (25,764)     D            408,908
         Prepaid expenses and other current assets              11,843             5,507          (1,000)     D             16,350
         Deferred income taxes                                                                    16,131      C,D           16,131
                                                        --------------    --------------    -------------             ------------
Total current assets                                           359,023           114,132         (10,663)                  462,522
Net property and equipment, at cost                            105,557            21,888         (10,008)     D            117,437

Mortgage receivable                                              6,939                                                       6,939
Other assets                                                     9,484               588           2,625      D             12,697
Goodwill                                                                                          26,337      D             26,337
Reorganization value in excess of amounts
         allocated to net assets, net                                              2,937          (2,937)     A                  0
                                                        --------------    --------------    -------------             ------------
Total assets                                            $      481,003    $      139,545    $      5,384              $    625,932
                                                        ==============    ==============    =============             ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
         Accounts payable                               $      134,159            22,185                                   156,344
         Accrued expenses                                       21,421            13,892          12,619      D,E           47,932
         Bank loan and current portion of long-term debt             0            49,668         (49,668)     B                  0
         Accrued income taxes                                      489                                                         489
         Deferred income taxes                                   3,469                            (3,469)     C,D                0
                                                        --------------    --------------    -------------             ------------
Total current liabilities                                      159,538            85,745         (40,518)                  207,765
Long-term debt                                                  88,500               551          72,868      B,D          161,919
Deferred income taxes                                           13,886               634          (3,503)     C,D           11,017
Other long-term liabilities                                      3,795            22,502           6,650      D             32,947

Shareholders' equity                                           215,284            30,113         (30,113)     A,C,D        215,284
                                                        --------------    --------------    -------------             ------------
Total liabilities and shareholders' equity              $      481,003    $      139,545    $      5,384              $    625,932
                                                        ==============    ==============    =============             ============

See Notes to Pro Forma Combined Financial Statements


FABRI-CENTERS OF AMERICA, INC.
PRO FORMA COMBINED STATEMENT OF INCOME (UNAUDITED) FOR THE
THIRTY-NINE WEEKS ENDED NOVEMBER 1, 1997 (THOUSANDS OF DOLLARS,
EXCEPT SHARE AND PER SHARE DATA)


                                                                            HOUSE OF
                                                         FABRI-CENTERS       FABRICS            PRO                        PRO
                                                          OF AMERICA      SUCCESSOR CO.        FORMA                      FORMA
                                                          HISTORICAL     HISTORICAL (a)     ADJUSTMENTS                  COMBINED
                                                      --------------    ---------------    --------------             -------------
Net sales                                             $      663,480    $       165,806    $                          $     829,286
Costs and expenses:
         Cost of goods sold                                  364,517             93,311                                     457,828
         Selling, general and administrative expenses        276,576             78,896              306     G              355,778
         Interest expense, net                                 4,938              4,352             (850)    F                8,440
                                                      --------------    ---------------    --------------             -------------
                                                             646,031            176,559             (544)                   822,046
                                                      --------------    ---------------    --------------             -------------
Earnings before income taxes and extraordinary
         items                                                17,449            (10,753)             544                      7,240

Income taxes                                                   6,544                 72           (3,901)     I               2,715
                                                      --------------    ---------------    --------------             -------------
Net earnings from continuing operations               $       10,905    $       (10,825)   $       4,445              $       4,525
                                                      ==============    ===============    ==============             =============


Basic earnings per common share                       $         0.60                                                  $        0.25
                                                      ==============                                                  =============
Diluted earnings per common share                     $         0.56                                                  $        0.23
                                                      ==============                                                  =============
Weighted average shares outstanding:
         Basic                                            18,290,597                                                     18,290,597
                                                      ==============                                                  =============
         Diluted                                          19,605,289                                                     19,605,289
                                                      ==============                                                  =============


See Note to Pro Forma Combined Financial Statements

                Notes to Pro Forma Combined Financial Statements
                                   (Unaudited)

1.       Basis of Presentation:
         ----------------------

The unaudited Pro Forma Combined Balance Sheet as of February 1, 1997 combines the audited balance sheet of Fabri-Centers of America, Inc. ("FCA") at February 1, 1997 with the audited balance sheet of House of Fabrics, Inc. ("HOF") at January 31, 1997. The unaudited pro forma combining adjustments to the Pro Forma Combined Balance Sheet as of February 1, 1997 give effect to material events directly attributable to the acquisition of HOF as if it had occurred on February 1, 1997.

The unaudited Pro Forma Combined Statement of Income for the Fifty-Three Weeks Ended February 1, 1997 combines the audited statement of income of FCA for the fifty-three weeks ended February 1, 1997 with the audited statement of income of HOF for the year ended January 31, 1997. The unaudited pro forma combining adjustments to the Pro Forma Combined Statement of Income for the Fifty-Three Weeks Ended February 1, 1997 give effect to material events directly attributable to the acquisition of HOF as if it had occurred on January 28, 1996, the first day of the fifty-three week period ended February 1, 1997.

The unaudited Pro Forma Combined Balance Sheet as of November 1, 1997 combines the unaudited balance sheet of FCA at November 1, 1997 with the unaudited balance sheet of HOF at October 31, 1997. The unaudited pro forma combining adjustments to the Pro Forma Combined Balance Sheet as of November 1, 1997 give effect to material events directly attributable to the acquisition of HOF as if it had occurred on November 1, 1997, the date of the latest financial statements filed by both companies with the Securities and Exchange Commission in their respective third quarter Form 10-Q.

The unaudited Pro Forma Combined Statement of Income for the Thirty-Nine Weeks Ended November 1, 1997 combines the unaudited statement of income of FCA for the thirty-nine weeks ended November 1, 1997 with the unaudited statement of income of HOF for the nine months ended October 31, 1997. The unaudited pro forma combining adjustments to the Pro Forma Combined Statement of Income for the Thirty-Nine Weeks Ended November 1, 1997 give effect to material events directly attributable to the acquisition of HOF as if it had occurred on January 28, 1996, the first day of the fiscal year presented above.

The Pro Forma Combined Financial Statements assume FCA acquires all of the common stock of HOF. The acquisition will be accounted for using the purchase method to reflect the total purchase price, including assumed liabilities and approximately $23.2 million in cash to be paid for the common stock. The purchase price allocation presented has been based on preliminary estimates which may be revised at a later date. The Pro Forma Combined Financial Statements also do not include any nonrecurring charges or credits directly attributable to the acquisition that may be incurred by FCA following completion of the acquisition. Any nonrecurring charges or credits directly attributable to the acquisition will be included in FCA 's results of operations for the fifty-two weeks ended January 30, 1999. The non-recurring charges or credits cannot currently be estimated but could be significant to FCA's results of operations for the fifty-two weeks ended January 30, 1999.

The unaudited Pro Forma Combined Financial Statements are presented for informational purposes only and are not necessarily indicative of the operating results that would have occurred had the acquisition of HOF been consummated on January 28, 1996, the first day of the fiscal year presented above. In addition, the Pro Forma Combined Financial Statements are not intended to be a projection of future results and do not reflect expected synergies that might be achieved from combined operations.


2.       Unaudited Pro Forma Combining Adjustments:
         ------------------------------------------

The unaudited pro forma combining adjustments and related assumptions used to combine the financial statements of FCA and HOF as described in Note 1 above are listed below.

(a) House of Fabrics, Inc. was reorganized in 1996 under Chapter 11 of the United States Bankruptcy Code (Chapter 11). The reorganization plan became effective on July 31, 1996 and "Fresh Start" accounting was adopted. HOF's results of operations for the six months ended July 31, 1996 are therefore presented as the Predecessor Company ("Predecessor Co.") and the results of operations for the six months ended January 31, 1997 are presented as the Successor Company ("Successor Co.").

Pro Forma Combining Adjustments:

(A) - Represents adjustment required to write-off any remaining capitalized Reorganization Value in Excess of Amounts Allocated to Net Assets of HOF.

(B) - Represents reclassification of HOF Bank Loan and Current Portion of Long-term Debt to Long-term as these HOF obligations will be refinanced under FCA's Credit Facility.

(C) - Represents adjustments to decrease HOF's deferred tax asset valuation allowance, provide deferred taxes related to adjustments made to assets and liabilities and to reclassify deferred taxes on the balance sheet.

(D) - Represents adjustments to record the purchase of all common shares of HOF by borrowing approximately $23.2 million under the FCA Credit Facility and adjusting certain assets and liabilities to preliminary estimated fair market value.

(E)- Represents adjustment to provide primarily for closing of selected HOF stores and HOF corporate office.

(F) - Represents adjustment of interest expense for the difference between FCA and HOF effective interest rates and incremental interest expense on the $23.2 million borrowed under the FCA Credit Facility.

2.       Unaudited Pro Forma Combining Adjustments (Continued):
         ------------------------------------------------------

(G) - Represents adjustment for amortization of goodwill over a 40 year life.

(H) - Represents adjustments to HOF Reorganization Items based on the assumption that HOF's Chapter 11 filing would not have occurred had the acquisition occurred on January 28, 1996.

(I) - Represents adjustment of income tax expense to the effective tax rate of FCA.

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of House of Fabrics, Inc.

     We have audited the accompanying balance sheets of House of Fabrics, Inc. (the Company) as of January 31, 1997 (Successor Company) and January 31, 1996 (Predecessor Company) and the related statements of operations, stockholders' equity (deficit), and cash flows for the six months ended January 31, 1997 (Successor Company), the six months ended July 31, 1996 and the years ended January 31, 1996 and 1995 (Predecessor Company). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in Note 1 to the financial statements, on July 10,1996, the Bankruptcy Court entered an order confirming the Plan of Reorganization which became effective after the close of business on July 31, 1996. Accordingly, the accompanying financial statements have been prepared in conformity with AICPA Statement of Position 90-7, "Financial Reporting for Entities in Reorganization Under the Bankruptcy Code," for the Successor Company as a new entity with assets, liabilities, and a capital structure having carrying values not comparable with prior periods as described in Note 1.

     In our opinion, the Successor Company financial statements present fairly, in all material respects, the financial position of House of Fabrics, Inc. as of January 31, 1997 and the results of its operations and its cash flows for the six months ended January 31, 1997 in conformity with generally accepted accounting principles. Further, in our opinion, the Predecessor Company financial statements referred to above present fairly, in all material respects, the financial position of the Predecessor Company as of January 31, 1996, and the results of its operations and its cash flows for the six months ended July 31, 1996 and the years ended January 31, 1996 and 1995 in conformity with generally accepted accounting principles.

                                          DELOITTE & TOUCHE LLP

Costa Mesa, California
April 23, 1997

                             HOUSE OF FABRICS, INC.

                                 BALANCE SHEETS
                        AS OF JANUARY 31, 1997 AND 1996

                                                              SUCCESSOR    PREDECESSOR
                                                               COMPANY       COMPANY
                                                                1997          1996
                                                              ---------    -----------
                                                               (DOLLARS IN THOUSANDS)
                                        ASSETS
Current assets:
  Cash......................................................  $    767      $ 16,634
  Receivables, net..........................................     3,164        24,322
  Merchandise inventories, net..............................   104,576       107,140
  Prepaid expenses and other current assets.................     3,686         5,651
  Refundable income taxes, net..............................        --           377
  Deferred income taxes.....................................        --            25
                                                              --------      --------
         Total current assets...............................   112,193       154,149
Property:
  Land......................................................     1,011         1,011
  Buildings.................................................     1,473         1,707
  Furniture and fixtures....................................    16,055        39,333
  Leasehold improvements....................................     5,677        21,255
                                                              --------      --------
                                                                24,216        63,306
Less accumulated depreciation and amortization..............    (2,442)      (36,198)
                                                              --------      --------
Property, net...............................................    21,774        27,108
Deferred income taxes.......................................        --           254
Property held for sale......................................        --         9,590
Other assets................................................       675         1,386
Goodwill, net...............................................        --        38,067
Reorganization Value in Excess of Amounts Allocated to Net
  Assets, net...............................................     3,188            --
                                                              --------      --------
                                                              $137,830      $230,554
                                                              ========      ========
                    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $ 18,250      $  9,754
  Accrued liabilities.......................................    12,505        32,297
  Bank Loan.................................................    42,621            --
  Current portion of long-term debt.........................        28            --
  Restructuring reserve.....................................        --        12,949
                                                              --------      --------
         Total current liabilities..........................    73,404        55,000
Deferred income taxes.......................................       634           279
Long Term Liabilities.......................................    22,502            --
Long Term Debt..............................................       903            --
Liabilities subject to compromise under reorganization
  proceedings...............................................        --       190,618
COMMITMENTS AND CONTINGENCIES
Stockholders' equity (deficit):
  Preferred stock, $.10 par value (Old); $.01 par value
    (New) authorized 1,000,000 shares; outstanding, none....        --            --
Old Common stock, $.10 par value; authorized 29,000,000
  shares; 13,697,107 shares issued and outstanding at
  January 31, 1996..........................................        --         1,370
New Common stock, $.01 par value; authorized 7,000,000
  shares; 4,201,034 shares issued and outstanding at January
  31, 1997..................................................        51            --
Paid in capital.............................................    39,411        46,880
Retained earnings (deficit).................................       925       (63,593)
                                                              --------      --------
         Total stockholders' equity (deficit)...............    40,387       (15,343)
                                                              --------      --------
                                                              $137,830      $230,554
                                                              ========      ========

                 See accompanying notes to financial statements

                             HOUSE OF FABRICS, INC.

                            STATEMENTS OF OPERATIONS

                                                   SIX MONTHS ENDED           YEAR ENDED JANUARY 31,
                                               -------------------------    --------------------------
                                                JANUARY 31,    JULY 31,
                                                   1997          1996            1996           1995
                                               -------------   ---------    ---------------   --------
                                               SUCCESSOR CO.                PREDECESSOR CO.
                                                               (DOLLARS IN THOUSANDS)
Sales........................................    $143,324      $ 111,355       $333,501       $416,276
Expenses:
  Cost of sales..............................      83,600         62,000        192,763        256,383
  Store and operating........................      48,146         45,061        132,469        168,121
  General and administrative.................       8,162          8,891         19,824         28,583
  Interest Expense...........................       2,461          4,911         14,062         13,983
  Interest Income............................         (49)
  Restructuring charge.......................          --             --             --         43,500
                                                 --------      ---------       --------       --------
          Total expenses.....................     142,320        120,863        359,118        510,570
                                                 --------      ---------       --------       --------
Income (Loss) before Income Taxes
  Reorganization and Extraordinary Items.....       1,004         (9,508)       (25,617)       (94,294)
Reorganization Items:
  Fresh-Start adjustments....................                     26,370
  Reorganization costs.......................                      1,440         44,915          3,416
Gain on Sale of Assets.......................        (603)            --             --             --
                                                 --------      ---------       --------       --------
Income (Loss) before Income taxes............       1,607        (37,318)       (70,532)       (97,710)
Income tax expense (benefit).................         682             48           (165)        (2,325)
                                                 --------      ---------       --------       --------
Net Income (Loss) Before Extraordinary
  Item.......................................         925        (37,366)       (70,367)       (95,385)
Extraordinary Item:
Gain on Forgiveness of Debt..................          --       (100,959)            --             --
                                                 --------      ---------       --------       --------
Net Income (Loss)............................    $    925      $  63,593       $(70,367)      $(95,385)
                                                 ========      =========       ========       ========
Net income per share.........................    $   0.18            N/A            N/A            N/A
                                                 ========      =========       ========       ========

                 See accompanying notes to financial statements

                             HOUSE OF FABRICS, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                        COMMON STOCK                   RETAINED
                                                    --------------------    PAID-IN    (DEFICIT)
                                                      SHARES      AMOUNT    CAPITAL    EARNINGS
                                                    -----------   ------    -------    ---------
                                                               (DOLLARS IN THOUSANDS)
BALANCE, February 1, 1994.........................   13,697,107   $1,370    $46,880    $102,159
Net loss..........................................                                      (95,385)
                                                    -----------   ------    -------    --------
BALANCE, January 31, 1995.........................   13,697,107    1,370     46,880       6,774
Net loss..........................................                                      (70,367)
                                                    -----------   ------    -------    --------
BALANCE, January 31, 1996.........................   13,697,107    1,370     46,880     (63,593)
Net Loss (Six Months -- Predecessor Company)......                                      (10,996)
                                                    -----------   ------    -------    --------
Predecessor Company Balance at July 31, 1996......   13,697,107    1,370     46,880     (74,589)
Recapitalization and Fresh-Start Adjustments
  Cancel Old Common Shares........................  (13,697,107)  (1,370)
  Issue New Common Shares.........................    5,136,415       51
  Fresh-Start Adjustments.........................                    --     (7,485)     74,589
                                                    -----------   ------    -------    --------
Successor Company Balance at August 1, 1996.......    5,136,415       51     39,395           0
Net Income (Six Months -- Successor Company)
  Exercise of Series A Warrants...................        5,785                  16         925
                                                    -----------   ------    -------    --------
Successor Company Balance at January 31, 1997.....    5,142,200   $   51    $39,411    $    925
                                                    ===========   ======    =======    ========

                 See accompanying notes to financial statements

                             HOUSE OF FABRICS, INC.

                            STATEMENTS OF CASH FLOWS

                                                              SIX MONTHS                YEAR ENDED JANUARY 31,
                                                     -----------------------------    --------------------------
                                                     JAN. 31, 1997   JULY 31, 1996         1996           1995
                                                     -------------   -------------    ---------------   --------
                                                     SUCCESSOR CO.                    PREDECESSOR CO.
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)..................................     $   925        $  63,593         $(70,367)      $(95,385)
Adjustments to reconcile net income (loss) to net
  cash (used in) provided by operating activities:
  Fresh-Start adjustments..........................                       26,370
  Extraordinary item -- Gain on Forgiveness of
    Debt...........................................                     (100,959)
  Depreciation and amortization....................       2,654            2,895            8,151         10,329
  (Gain) Loss on disposal of fixed assets..........        (603)          (3,191)           3,306          1,035
  Deferred income taxes............................         634                                            1,428
  Restructuring and inventory valuation charges....                                                       62,500
  Changes in assets and liabilities:
    Receivables....................................       1,177           15,246          (11,445)        (3,112)
    Merchandise inventories........................      (9,125)          12,287           25,823         91,188
    Prepaid expenses, refundable income taxes and
      other assets.................................       3,611           (1,008)          36,710        (26,823)
    Accounts payable and accrued and other
      liabilities..................................      (4,510)          (4,719)           4,394        (42,921)
    Restructuring reserve..........................          --               --           (3,157)       (25,390)
    Long Term Liabilities..........................         989           21,513                0              0
    Liabilities subject to compromise under
      reorganization proceedings...................          --              843            4,057         82,625
                                                        -------        ---------         --------       --------
         Net cash (used in) provided by operating
           activities..............................      (4,248)          32,870           (2,528)        55,474
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures...............................      (1,905)          (2,687)          (5,093)        (1,523)
Proceeds from sale of property.....................       8,192            5,050              774          3,286
                                                        -------        ---------         --------       --------
         Net cash (used in) provided by investing
           activities..............................       6,287            2,363           (4,319)         1,763
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt........................        (387)                              (57)        (3,280)
Settlement of Administrative and Priority Claims,
  net..............................................      (2,144)
Exercise of Series A Warrants......................          16
Net (repayments) under revolving line..............      (4,679)
Net (repayments) under line of credit agreements...          --          (45,945)         (23,843)       (16,334)
                                                        -------        ---------         --------       --------
         Net cash (used in) provided by financing
           activities..............................      (7,194)         (45,945)         (23,900)       (19,614)
                                                        -------        ---------         --------       --------
NET INCREASE (DECREASE) IN CASH....................      (5,155)         (10,712)         (30,747)        37,623
CASH, beginning of period..........................       5,922           16,634           47,381          9,758
                                                        -------        ---------         --------       --------
CASH, end of period................................     $   767        $   5,922         $ 16,634       $ 47,381
                                                        =======        =========         ========       ========

                 See accompanying notes to financial statements

                             HOUSE OF FABRICS, INC.

                                                       SIX MONTHS ENDED
                                                    -----------------------    YEAR ENDED JANUARY 31,
                                                    JANUARY 31,    JULY 31,    ----------------------
                                                       1997          1996        1996         1995
                                                    -----------    --------    ---------    ---------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid.....................................    $2,462       $ 4,933      $14,041      $14,275
Income taxes refunded.............................    $1,338       $21,285      $ 6,329      $ 7,876

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES  --

     During the six months ended July 31, 1996, loss on disposal of property charged to accrued reserves amounted to $5,222.

     During the years ended January 31, 1996 and 1995, loss on disposal of property charged to the restructuring reserve amounted to $3,343 and $8,417, respectively.

                 See accompanying notes to financial statements

                             HOUSE OF FABRICS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  REORGANIZATION AND BASIS OF REPORTING

REORGANIZATION

     On November 2, 1994 (the "Petition Date"), the Company and four (4) of its then existing subsidiaries filed separate voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code ("Chapter 11") in the United States Bankruptcy Court for the Central District of California (the "Bankruptcy Court"). On July 10, 1996, the Bankruptcy Court confirmed the Third Amended Joint Plan of Reorganization, (the "Plan"), of the Company and its' subsidiaries. On July 31, 1996, all conditions required for the effectiveness of the Plan were met, and the Plan became effective ("Effective Date").

     Under the Plan, the Company has authority to issue approximately 5,136,000 shares of newly reorganized House of Fabrics, Inc. common stock ("New Common Stock") including shares issuable for resolution of claims. Further authorized are an additional approximately 1,864,000 shares to satisfy warrants and equity incentive plans. As of January 31, 1997, 4,201,034 shares have been issued, including 5,785 shares issued upon the exercise of Series A Warrants the secured bank group received $76,500,000 (discounted based on debt outstanding as of May 1, 1996) plus approximately 257,000 shares (or 5%) of New Common Stock. Additionally, in accordance with the Plan, on December 5, 1996, the Company paid $1,157,000 to satisfy a requirement to bring the aggregate market value of the approximately 257,000 shares up to $2,000,000. (see Note 9 to Financial Statements). Generally, defaults under other secured obligations were cured and the maturities reinstated or converted to longer term obligations at market rates of interest. Reclamation claims received 25% in cash shortly after the effective date of the Plan and will receive remaining balances in 12 equal monthly installments which commenced on September 1, 1996. Holders of general unsecured claims that are not covered by insurance will receive a pro rata distribution of approximately 4,776,000 shares (or 93%) of New Common Stock. A portion of the approximately 4,776,000 shares of New Common Stock to be issued to holders of unsecured claims was placed in a claims reserve based on the percentage of disputed claims to total claims (total claims include both allowed claims and disputed claims). Holders of existing House of Fabrics, Inc., common stock received a pro-rata distribution of approximately 103,000 shares (or 2%) of New Common Stock (subject to dilution) plus warrants to purchase additional shares of New Common Stock. As of January 31, 1997, there were 251,036 Series A Warrants outstanding which expired April 29, 1997, if not exercised.

     On July 31, 1996, and effective August 1, 1996, the Company restructured its corporate organization by merging Fabricland, Inc., So-Fro Fabrics, Inc., House of Fabrics of South Carolina, Inc., and Metrolina Express, Inc. into House of Fabrics, Inc.

BASIS OF REPORTING

     Upon emergence from its Chapter 11 proceedings, the Company (referred to as "Successor Company" when compared to periods prior to August 1, 1996) adopted the provisions of Statement of Position No. 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("FreshStart Reporting") as promulgated by the American Institute of Certified Public Accountants. Accordingly, all assets and liabilities have been restated to reflect their reorganization value, which approximates their fair value at the Effective Date. In addition, the accumulated deficit of the Company was eliminated and its capital structure was recast in conformity with the Plan, and as such, the Company has recorded the effects of the Plan and Fresh-Start Reporting as of August 1, 1996. The adjustment to eliminate the accumulated deficit totaled $74,589,000 of which $100,959,000 was forgiveness of debt reduced by $26,370,000 of Fresh-Start adjustments. The results of operations and cash flows for the six months ended July 31, 1996 include operations prior to the Company's emergence from Chapter 11 proceedings (referred to as "Predecessor Company") and the effects of Fresh-Start Reporting. The results of operations and cash flows for the six months ended January 31, 1997 include operations subsequent to the Company's emergence from Chapter 11 proceedings and reflect the on-going effects of Fresh-Start Reporting. As a result, the net income for the six months ended January 31, 1997 is not comparable with prior periods and the net income for the year-to-date period ended January 31,

                             HOUSE OF FABRICS, INC.

1997 is divided into Successor Company and Predecessor Company and is also not comparable with prior periods. In addition, the Balance Sheet as of January 31, 1997 is not comparable to prior periods for the reasons discussed above.

     The reorganization value of the Company's common equity of $39,446,000 was determined after consideration of several factors and by reliance on independent financial specialists using various valuation methods, including discounted projected cash flows, price/earnings ratios, and other applicable ratios and economic and industry information relevant to the operations of the Company. The reorganization value of the Company has been allocated to specific asset categories pursuant to Fresh-Start Reporting. Reorganization Value in Excess of Amounts Allocated to Net Assets reflects the difference in the Company's stock valuation and the Company's net assets.

DEBT DISCHARGE AND FRESH-START REPORTING

     The effect of the Plan on the Company's unaudited balance sheet at August 1, 1996 is as follows:

                                                               DEBT       FRESH-START     REORGANIZED
                                            JULY 31, 1996    DISCHARGE      ENTRIES      BALANCE SHEET
                                            -------------    ---------    -----------    -------------
                                                              (DOLLARS IN THOUSANDS)
                                                ASSETS
Current Assets
  Cash....................................    $  5,922       $  (3,968)                    $  1,954
  Receivables, net........................       9,076          (4,735)                       4,341
  Merchandise Inventories, net............      94,853             598                       95,451
  Prepaid Expenses and Other Current
     Assets...............................       6,831            (325)                       6,506
  Refundable Income Taxes.................         377                                          377
  Deferred Income Taxes...................          25                                           25
                                              --------       ---------     --------        --------
     Total Current Assets.................     117,084          (8,430)                     108,654
Property, Plant and Equipment.............      59,182                     $(36,107)         23,075
  Less Accumulated Depreciation and
     Amortization.........................     (36,107)                      36,107              --
                                              --------       ---------     --------        --------
Property, net.............................      23,075                                       23,075
Deferred Income Taxes.....................         254                                          254
Property Held for Sale....................       6,870                                        6,870
Other Assets..............................       1,214            (125)                       1,089
Reorganization Value in Excess of Amounts
  Allocated to Net
  Assets..................................                                    3,355           3,355
Goodwill, net.............................      37,531                      (37,531)             --
                                              --------       ---------     --------        --------
                                              $186,028       $  (8,555)    $(34,176)       $143,297
                                              --------       ---------     --------        --------

                             HOUSE OF FABRICS, INC.

                                                               DEBT       FRESH-START     REORGANIZED
                                            JULY 31, 1996    DISCHARGE      ENTRIES      BALANCE SHEET
                                            -------------    ---------    -----------    -------------
                                                              (DOLLARS IN THOUSANDS)
                                 LIABILITIES AND STOCKHOLDERS EQUITY
Current Liabilities
  Accounts Payable........................    $ 12,370                                       12,370
  Notes Payable to Bank...................      47,300                                       47,300
  Accrued Liabilities.....................      19,740       $   1,331                       21,071
  Current Portion of Long-Term Debt.......                         401                          401
  Restructuring Reserve...................      12,949         (12,949)                          --
                                              --------       ---------     --------        --------
     Total Current Liabilities............      92,359         (11,217)    $     --          81,142
Deferrred Income Taxes....................         279                                          279
Long-Term Liabilities.....................      21,513                                       21,513
Notes Payable.............................                         917                          917
Liabilities Subject to Compromise under
  reorganization
  proceedings.............................      98,216         (98,216)                          --
                                              --------       ---------     --------        --------
     Total Liabilities....................     212,367        (108,516)          --         103,851

Stockholders' Equity
Common Stock, $.10 Par Value..............       1,370          (1,319)                          51
Paid-In-Capital...........................      46,880             321       (7,806)         39,395
Retained Earnings (Deficit)...............     (74,589)        100,959      (26,370)             --
                                              --------       ---------     --------        --------
Stockholders' Equity (Deficit)............     (26,339)         99,961      (34,176)         39,446
                                              --------       ---------     --------        --------
                                              $186,028       $  (8,555)    $(34,176)       $143,297
                                              ========       =========     ========        ========

2.  SIGNIFICANT RISKS AND MANAGEMENT'S PLANS

     Prior to its emergence from Chapter 11 proceedings on July 31, 1996 (See
Note 1), the Company had incurred significant losses from operations. These losses stemmed primarily from costs associated with restructuring the Company's operations, closing unprofitable stores and liquidating certain inventory. Management believes that the restructuring initiatives completed through July 31, 1996 together with initiatives since that date played an important role in preparing the Company for the future and in allowing the Company to return to profitability during the six months ended January 31, 1997. The Company's ability to sustain profitability in the future is dependent upon several factors, including but not limited to, the following:

MANAGEMENT'S ABILITY TO GAUGE THE MERCHANDISE TASTES AND DEMANDS OF ITS
CUSTOMERS

     The Company's future success is largely dependent upon management's ability to gauge the merchandise tastes of its customer and to provide merchandise that satisfies customer demand in a timely manner and at sales prices yielding adequate gross margins to yield operating profits. Unanticipated changes and misjudgments in customer trends could lead to excess inventories and higher markdowns, which could have a material adverse effect on the Company's operating results and financial condition.

ECONOMIC CONDITIONS, CONSUMER SPENDING AND COMPETITION

     The industry in which the Company operates is highly competitive and subject to substantial cyclical variations. Negative variations can be caused by the Company's competitors, changing levels of consumer spending and preferences and/or declines in overall economic conditions on a regional or national level. The

                             HOUSE OF FABRICS, INC.

occurrence of a significant negative variation caused by any of the aforementioned factors could have a material adverse effect on the Company's operating results and financial condition.

ABILITY TO REMAIN IN COMPLIANCE WITH FINANCING AGREEMENT

     The Company is dependent upon its financing agreement to provide working capital to support the Company's current operations. As discussed more fully in
Note 5, the Company's financing agreement requires the Company to maintain certain financial ratios, minimum net worth, and to meet other financial requirements on a quarterly or annual basis. Based upon the Company's current operating plan for the year ending January 31, 1998, management projects the Company will remain in compliance with the financing agreement, as amended, through January 31, 1998. If the Company's financial results are not close to it's operating plan, the Company's ability to meet the requirements set forth in the financing agreement may be impaired. The inability of the Company to meet the requirements set forth in the financing agreement would have a material adverse effect on the Company's business, operating results, and financial condition.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Merchandise Inventories -- Merchandise inventories are stated at the lower of cost or market, cost being determined on the retail method. The Company's valuation of inventories under the retail method involves significant estimates which include estimated future retail prices, future markdowns and length of time required to sell merchandise. These estimates were developed under the assumptions of an orderly retail sale of merchandise and the continuation of the Company's current turnover rates. It is reasonably possible that a change in the current merchandising strategy could have a significant adverse effect on the Company's future operating results.

     Property -- Property is stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method at rates based on the estimated lives of the assets. Leasehold improvements are amortized over the estimated life of the improvement or the term of the lease, whichever is shorter.

     Reorganization Value in Excess of Amounts Allocated to Net
Assets -- Reorganization Value in Excess of Amounts Allocated to Net Assets arose from the adoption of Fresh-Start Reporting (See Note 1) and is being amortized on a straight line basis over 10 years. The Company evaluates the recoverability of this intangible asset at each balance sheet date. The recoverability of this intangible is determined by comparing the carrying value of the intangible to the estimated operating income of the related entity on an undiscounted cash flow basis. Any impairment is recorded at the date of determination.

     Property Held for Sale -- Property held for sale is valued at the lower of cost or market and was comprised of a distribution facility in Mauldin, South Carolina and a corporate headquarters facility in Sherman Oaks, California at January 31, 1996. There was no property held for sale as of January 31, 1997(see
Note 13).

     Income Taxes -- Deferred tax assets and liabilities are recognized based on enacted tax laws for the estimated future tax effects of events that have been recognized in the Company's financial statements or tax returns. However, deferred tax assets are recognized only to the extent that it is more likely than not that they will be realized.

                             HOUSE OF FABRICS, INC.

     Net Income Per Share -- Net Income per share is computed based on the weighted average number of outstanding common and common equivalent shares during the period, including dilutive stock options, warrants, and all additional shares of common stock expected to be issued in accordance with the Plan. As of January 31, 1997, 4,201,034 shares were issued, including 5,785 shares issued upon exercise of Series A Warrants. As of April 21, 1997, 5,215,718 shares were issued including shares issued upon exercise of Series A Warrants. Per share data for periods prior to August 1, 1996 have been omitted as these amounts do not reflect the current capital structure. In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128") which is effective for financial statements issued for periods ending after December 15, 1997. SFAS No. 128 requires the disclosure of basic and diluted earnings per share. For the year ended January 31, 1997, the amount reported as net income per common and common equivalent share is not materially different than that which would have been reported for basic and diluted earnings per share in accordance with SFAS No. 128.

     Fair Value of Financial Instruments -- Management believes the carrying amounts of receivables and accounts payable represent fair values due to the short maturities of these instruments. The carrying amounts of the Company's various debt instruments approximate fair value because their interest rates are based on variable rates of interest.

     Stock Based Compensation -- In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation. The Company has determined that it will not change to the fair value method and will continue to use Accounting Principals Board Opinion No. 25 for measurement and recognition of employee based stock transactions.

     Reclassifications -- Certain amounts in prior fiscal year financial statements have been reclassified to correspond to current year classifications.

4.  STORE CLOSURES AND RESTRUCTURING CHARGES

STORE CLOSURES

     In anticipation of the Company filing the Plan of Reorganization to exit Chapter 11 with the Bankruptcy Court and to facilitate the Company's ability to negotiate exit financing prior to emergence from Chapter 11, the Company agreed to close 86 underperforming stores and use the proceeds to permanently reduce the secured debt of the Company's prepetition bank loan. In January 1996, with approval of the Bankruptcy Court, the Company entered into an agency agreement with an unrelated partnership formed to liquidate the 86 stores. The partnership assumed control of the 86 stores and assumed substantially all of the expenses of operating the stores through liquidation. Accordingly, in January 1996, the Company recorded a charge of $28,725,000 for the closure of the 86 stores. The liquidation was completed in April 1996. In addition, during the six months ended January 31, 1997, the Company approved the closure of an additional 8 stores that did not meet certain profitability requirements.

RESTRUCTURING CHARGES

     Effective August 26, 1994, the Company's Board of Directors approved a plan of restructuring to close 125 underperforming stores. This plan was subsequently amended to include an additional 63 stores bringing the total number of stores slated for closure to 188. Accordingly, in fiscal 1995, the Company recorded a pretax restructuring charge of $43,500,000, after adjustments for cancellation of the planned closure of 12 of these stores due to better than expected performance. During the years ended January 31, 1996 and 1995, sales of $12,712,000 and $59,375,000, respectively, and operating losses of $2,908,000 and $18,539,000, respectively, were excluded from operating results and charged to the restructuring reserve.

                             HOUSE OF FABRICS, INC.

5.  FINANCING

     At July 31, 1996, the Company entered into a Financing Agreement with CIT Group/Business Credit, Inc. ("CITBC"), to provide a $65,000,000 line of credit, as amended on September 11, 1996, having a term of 3 years, with automatic annual renewals unless 90 days written notice is provided prior to the anniversary date of the agreement. Cash borrowings bear interest at the prime rate (based on the Chase Manhattan Bank Rate) plus 1% or Libor plus 3 1/4% and a commitment fee of .5% per annum on unused availability. Fees for letters of credit are generally 1 1/2% per annum based on the amount of letters of credit issued. The Financing Agreement provides for a combination of cash borrowings and the issuance of up to $20,000,000 in letters of credit. The Financing Agreement is collateralized by a first priority lien on generally all assets of the Company, as defined, excluding up to $10,000,000 for Point of Sale and M.I.S. equipment, which may be secured separately by that equipment. Loan availability is determined by an advance rate on eligible inventory as defined. The Financing Agreement includes certain restrictive covenants, some of which are computed quarterly (fixed charge coverage) with others computed annually (net worth, operating leases and capital expenditures). As of January 31, 1997, the Company had direct borrowings of $42,621,000 and letters of credit of $912,000 outstanding with additional credit available of approximately $14,302,000.

     As of January 31, 1997, the Company was in compliance with all terms of the amended Financing Agreement.

     Prior to the Company's Chapter 11 filing in November 1994, the Company had a credit agreement (Credit Agreement) for which Bank of America NT & SA acted as agent bank for a bank group ("bank group"). The Credit Agreement provided for maximum borrowings of $102,823,000 and had an interest rate of 11.0% as of January 31, 1996.

     As a result of the Company's Chapter 11 filing , all required repayments of principal on the notes payable under the Credit Agreement were suspended, except for certain principal repayments that were approved by the Bankruptcy Court and were required by the Company's Debtors-in-Possession financing agreement. Under such agreement, up to a total of $23,843,000 of permanent principal reductions were made based on a preapproved formula through January 31, 1996. Upon emergence from Chapter 11 protection the bank group received $76,500,000 (discounted based on debt outstanding as of May 1, 1996) plus approximately 257,000 shares of New Common Stock. In accordance with the Plan, on December 5, 1996, the Company paid $1,157,000 to satisfy a requirement to bring the aggregate market value of the approximately 257,000 shares up to $2,000,000. The bank group forgave debt of $9,578,000.

     During Chapter 11 proceedings the Company continued to accrue and pay interest at the contractual rate on these notes and had classified them as subject to compromise in the accompanying balance sheets (see Note 9).

     In March 1995, the Company entered into an agreement with Bank of America NT & SA, acting as agent bank, to provide Debtors-in-Possession financing (The "D.I.P. Financing Agreement") in the form of a $20,000,000 line of credit, including a provision for up to $10,000,000 in letters of credit, that expired on January 31, 1996. This agreement was collateralized by a first priority lien on generally all assets of the Company, as defined. There were no borrowings against this line as of January 31, 1996. On January 29, 1996, the D.I.P. Financing Agreement was amended and restated, requiring the closure of 86 stores with the proceeds therefrom to be used to permanently reduce the prepetition secured bank loan, the credit line was reduced to $17,300,000 and the term extended through April 30, 1996. This agreement was subsequently extended through June 28, 1996 and then through July 31, 1996, when it was replaced with a new Financing Agreement with CITBC.

                             HOUSE OF FABRICS, INC.

6.  REORGANIZATION COSTS

     Prior to emergence from bankruptcy, professional fees and expenditures directly related to the Chapter 11 filing were classified as reorganization costs and were expensed as incurred. There were no reorganization costs for the six months ended January 31, 1997.

     Reorganization costs consisted of the following at January 31, except as noted:

                                                            SIX MONTHS      YEAR ENDED JANUARY 31,
                                                               ENDED       ------------------------
                                                           JULY 31, 1996      1996          1995
                                                           -------------   -----------   ----------
Professional fees........................................   $ 4,631,000    $ 9,818,000   $3,416,000
Costs associated with store closures (Note 4)............                   30,646,000
Costs (income) associated with sale of facilities (Note
  13)....................................................    (3,191,000)     3,812,000
Other....................................................                      639,000
                                                            -----------    -----------   ----------
                                                            $ 1,440,000    $44,915,000   $3,416,000
                                                            ===========    ===========   ==========

7.  INCOME TAXES

     Income tax expense (benefit) consists of the following in thousands:

                                                     SIX MONTHS ENDED           YEAR ENDED JANUARY 31,
                                              ------------------------------    ----------------------
                                              JAN. 31, 1997    JULY 31, 1996     1996           1995
                                              -------------    -------------    ------        --------
Current:
  Federal...................................      $ --              $--         $  --         $(4,003)
  State.....................................        48               48          (165)            250
                                                  ----              ---         -----         -------
                                                    48               48          (165)         (3,753)
Deferred:
  Federal...................................       603                                          1,434
  State.....................................        31                                             (6)
                                                  ----              ---         -----         -------
                                                   634                                          1,428
                                                  ----              ---         -----         -------
Income tax expense (benefit)................      $682              $48         $(165)        $(2,325)
                                                  ====              ===         =====         =======

     A reconciliation to the statutory federal income tax rate is as follows:

                                                                               PREDECESSOR COMPANY
                                                        ------------------------------------------------------------------
                                   SUCCESSOR COMPANY      SIX MONTHS ENDED
                                    SIX MONTHS ENDED    --------------------
FOR THE FISCAL YEAR ENDED           JANUARY 31, 1997       JULY 31, 1996               1996                   1995
JANUARY 31, EXCEPT AS NOTED:       ------------------   --------------------   --------------------   --------------------
                                            EFFECTIVE              EFFECTIVE              EFFECTIVE              EFFECTIVE
                                   AMOUNT     RATE       AMOUNT      RATE       AMOUNT      RATE       AMOUNT      RATE
                                   ------   ---------   --------   ---------   --------   ---------   --------   ---------
Federal income taxes at the
  statutory rate.................   $546      34.0%     $(12,688)   (34.0)%    $(24,685)    (35.0)%   $(34,199)    (35.0)%
Increase in valuation
  allowance......................                         11,132      29.8%      21,391      30.3       28,355      29.0
Nondeductible reorganization
  costs..........................                          1,374       3.7%       3,061       4.4
State taxes, net of federal
  benefit........................     71       4.4%           48       0.1%        (107)     (0.1)         163       0.2
Amortization of intangibles......     65       4.0%          182       0.5%         375       0.5          375       0.4
Other............................     --        --            --        --         (200)     (0.3)       2,981       3.0
                                    ----      ----      --------    ------     --------     -----     --------     -----
Income tax exp (benefit).........   $682      42.4%     $     48       0.1%    $   (165)     (0.2)%   $ (2,325)     (2.4)%
                                    ====      ====      ========    ======     ========     =====     ========     =====

     The Company's taxable income for the six months ended January 31, 1997 was offset by a portion of the Company's taxable loss for the six months ended July 31, 1996. The Company's remaining taxable loss for the six months ended July 31, 1996 and the Company's net operating loss carryforwards from the years ended

                             HOUSE OF FABRICS, INC.

January 31, 1995 and 1996 were offset entirely by income from discharge of indebtedness that arose upon its emergence from Chapter 11 on July 31, 1996. In addition, the Company has carried back net operating losses of approximately $22,780,000 to prior years on amended returns. The Company has not received the refunds due with respect to these amended returns and they are currently being examined by the Internal Revenue Service. The net realizable balance of deferred income taxes at January 31, 1996 was determined based on the extent to which it could be offset by future reversals of deferred income tax liabilities. The Company did not recognize any additional deferred tax assets as part of adopting Fresh-Start accounting during the year ended January 31, 1997. As such, deferred tax assets at January 31, 1997 are fully offset by a valuation allowance.

     Deferred income tax assets and liabilities consist of the following at January 31:

                                                              1997            1996
                                                          ------------    ------------
Net operating loss carryback/carryforward...............  $  9,944,000    $ 35,933,000
Restructuring reserve...................................             0       8,381,000
Inventory reserve.......................................     2,409,000       1,241,000
Medical claims reserve..................................       354,000         596,000
Vacation pay reserve....................................       375,000         451,000
Rent reserve............................................       846,000         678,000
Other reserves..........................................       299,000       2,585,000
Other...................................................       124,000         219,000
Valuation allowance.....................................   (14,351,000)    (49,746,000)
                                                          ------------    ------------
Total deferred tax assets...............................  $          0    $    338,000
                                                          ============    ============
Depreciation and other property differences.............  $    516,000    $    279,000
Other...................................................       118,000          59,000
                                                          ------------    ------------
Total deferred tax liabilities..........................  $    634,000    $    338,000
                                                          ============    ============

     During the year ended January 31, 1997, the Company received $22,502,000 pursuant to carrybacks of certain net operating losses on claims for refund filed with the Internal Revenue Service on Forms 1139. The Company's claims for refund are currently being examined by the Internal Revenue Service. Although the Company believes that the positions taken on the claims for refund are supportable, it is uncertain at this time as to their ultimate resolution. Therefore, the Company has recorded reserves on its balance sheet as of January 31, 1997 equal to the refunds received. To the extent that the Internal Revenue Service disallows the claims for refund in whole or part and ultimately prevails with respect to the disallowance, the Company will be required to repay the Internal Revenue Service the refund attributable to the disallowance. As set forth in the Plan of Reorganization, a deficiency notice issued by the Internal Revenue Service requesting repayment of refund is allowed to be treated as a Priority Tax Claim, as defined in the Plan. Subject to exhaustion of the Company's right to contest, the claim would become payable in quarterly installments of principal and interest over six years. A future demand by the Internal Revenue Service for repayment would adversely impact the Company's liquidity.

                             HOUSE OF FABRICS, INC.

8.  NOTES PAYABLE AND LONG-TERM DEBT

     Long-term debt consists of the following at January 31:

                                                          1997        1996
                                                        --------    ---------
Note payable to bank..................................  $852,000    $ 861,000
Other notes payable...................................    79,000       80,000
                                                        --------    ---------
                                                         931,000      941,000
Less amounts contractually due within one year........   (28,000)    (861,000)
                                                        --------    ---------
Total long-term debt..................................  $903,000    $  80,000
                                                        ========    =========

     Note payable to bank is collateralized by certain real property and bears interest at prime plus .5% per annum (9.0% at January 31, 1996). With Bankruptcy Court approval, the Company continued to pay interest at the contractual rate on the note payable to bank during Chapter 11 proceedings. Such note was classified as subject to compromise in the accompanying January 31, 1996 balance sheet and was considered in default as a result of the Chapter 11 filing (see Note 9).

     In accordance with the Plan, the Note payable to bank was resolved through the replacement of the principal amount as of the Petition Date with a term note. The term note matures five years after the Effective Date, is payable in monthly installments amortized over 15 years and bears interest at the Treasury Constant Maturities Rate plus 4.5% per annum (11.2% at January 31, 1997).

9.  LIABILITIES SUBJECT TO COMPROMISE

     Liabilities subject to compromise consist of the following as of January 31, 1996:

Secured liabilities:
  Notes payable to banks (Note 5)...........................    $102,823,000
  Notes payable and long-term debt (Note 8).................         941,000
Unsecured liabilities:
  Accounts payable, trade...................................      71,309,000
  Other payables and accrued expenses.......................      15,400,000
  Other.....................................................         145,000
                                                                ------------
                                                                $190,618,000
                                                                ============

     In accordance with the Plan, these liabilities subject to compromise were resolved on the Effective Date, including forgiveness of debt by the bank group of $9,578,000.

10.  CAPITAL STOCK

  COMMON STOCK

     As of January 31, 1997, there are 7,000,000 shares of new common stock authorized at $.01 par value.

     As more fully described in Note 1, as part of the Plan, the Company has authority to issue approximately 5,136,000 shares of new common stock to satisfy certain obligations at July 31, 1996. All previously issued common stock was canceled. As of January 31, 1997, 4,201,034 shares had been issued in conjunction with the Plan, including 5,785 shares issued upon the exercise of Series A Warrants. Additionally, the Company issued 256,821 Series A warrants to purchase one share of stock for $3.02 per share. Exercise of a Series A warrant also entitles the buyer to Series B warrants which can be exercised at a later date for a different price. The Series A warrants expire April 29, 1997. Warrants not exercised have no further rights. At January 31, 1997, there were 251,036 Series A warrants outstanding.

                             HOUSE OF FABRICS, INC.

PREFERRED STOCK

     As of January 31, 1997, there are 1,000,000 shares of new preferred stock authorized at $.01 par value. There are no shares outstanding.

STOCK OPTION PLAN

     Since emergence from Chapter 11 reorganization on August 1, 1996, the Company has granted 601,736 new stock options (new options) to officers, directors, and key employees under two new option plans. All options previously granted under old plans have been canceled.

     The new option plans allow officers, directors, and employees to purchase shares of the Company's new common stock at fair market value on the date of grant. The options have a term of ten years and vest 25% after 18 months, an additional 50% after 24 months and the final 25% after 36 months. Stock option grants of 601,736 have been issued as of January 31, 1997 at an exercise price of $4.00. Total options available for future grant at January 31, 1997 are 66,139.

     Effective February 1, 1996, the Company adopted the disclosure-only option under SFAS 123, "Accounting for Stock-Based Compensation." The Company continues to apply the intrinsic value method in accordance with APB Opinion 25 for its stock plans. Accordingly, no compensation expense has been recognized for its stock option plans.

     Pro forma information regarding net income and earnings per share is required by SFAS 123, and has been calculated as if the Company had accounted for its stock plans under the fair value method of SFAS 123. The fair value of stock options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 6.71%, a volatility factor for the Company's new common stock of 76%, a weighted average expected life of the option of 5 years, and no dividends during the expected term.

     For purposes of the pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma net income for the six months ended January 31, 1997 is $719,000 and $.14 per share. (Successor Company only).

     Changes in stock options for the six months ended January 31, 1997 (Successor Company) are as follows: Outstanding as of August 1, 1996: None; Granted at $4.00 per share: 601,736; Exercised: None; Canceled: None; Outstanding as of January 31, 1997: 601,736; Exerciseable as of January 31, 1997: None.

11.  COMMITMENTS AND CONTINGENCIES

     Operating Leases -- Total rental expense, including real estate taxes and insurance, for the six months ended January 31, 1997 and July 31, 1996 and for the years ended January 31, 1996 and 1995 was $13,972,000 and $14,531,000,
$39,290,000, AND $51,395,000, respectively. Contingent rentals based on sales are not significant. Most of the store leases require the Company to pay real estate taxes and certain other expenses, and some contain renewal options for various periods. Certain stores were closed as part of the Company's plan to exit Chapter 11. Lease termination costs for these stores were included in reorganization costs in the statement of operations, and the related liabilities were classified as subject to compromise in the accompanying balance sheet as of January 31, 1996.

     Minimum future rentals under noncancelable operating leases at January 31, 1997 are summarized as follows: 1998, $24,035,000; 1999, $23,259,000; 2000,
$21,397,000; 2001, $18,108,000; 2002, $14,085,000; 2003-2014, $30,330,000 for a
total of $131,214,000.

     Litigation -- The Company is involved in incidental litigation in the normal course of business. Management believes that the outcome of such litigation will not have a material adverse effect on the Company's financial position or results of operations.

                             HOUSE OF FABRICS, INC.

12.  EMPLOYEE BENEFIT PLANS

     The Company has a profit sharing and savings plan with a 401(k) feature that covers employees who have reached age 21 and completed one year of service. Employees may contribute up to a maximum of 16% of monthly earnings. The Company, subject to profitability, may match 1% for each year of employment up to a maximum of 6%. The Company also has a separate plan for highly compensated officers and employees. There were no expenses recognized under these plans for the years ended January 31, 1997, 1996 and 1995, respectively.

13.  SALE OF FACILITIES

     In December 1995, the Board of Directors approved a plan to sell the Company's distribution center in Mauldin, South Carolina and its corporate headquarters in Sherman Oaks, California. Accordingly, the book values of assets and liabilities of these facilities were included in the accompanying 1996 balance sheet as property held for sale and consist of net property, plant, and equipment of $9,965,000 offset by long term debt of $375,000 for a total of $9,590,000.

     The Sherman Oaks corporate headquarters was sold in July 1996 and the Mauldin, S. C. distribution facility was sold in November 1996. There were no properties held for sale as of January 31, 1997.

     For fiscal year 1996, in connection with the sale of these facilities, the Company recorded a provision of $3,812,000, comprised primarily of severance and plant closing costs ($1,464,000) and the write-off of obsolete management information systems ($2,348,000).

14.  QUARTERLY FINANCIAL DATA FOR THE YEARS ENDED JANUARY 31, 1997 AND 1996

                                                   PREDECESSOR COMPANY         SUCCESSOR COMPANY
                                                   --------------------    --------------------------
                      1997                         APRIL 30    JULY 31     OCTOBER 31     JANUARY 31
                      ----                         --------    --------    -----------    -----------
                                                                 (DOLLARS IN THOUSANDS)
                                                                      (UNAUDITED)
Sales............................................  $56,515     $54,840       $69,953        $73,371
Gross profit.....................................  $25,341     $24,014       $29,753        $29,971
Net Income (Loss)................................  $(5,971)    $63,593       $   520        $   405
Net Income per share.............................      N/A         N/A       $  0.10        $  0.08

                       1996                                    PREDECESSOR COMPANY
                       ----                         ------------------------------------------
                                                              (DOLLARS IN THOUSANDS)
                                                                   (UNAUDITED)
Sales.............................................  $73,759    $ 71,909    $92,307    $ 95,526
Gross profit......................................  $36,884    $ 30,853    $39,825    $ 33,176
Net loss..........................................  $(7,984)   $(11,039)   $(5,515)   $(45,829)
Net loss per share................................      N/A         N/A        N/A         N/A

---------------
(1) Includes a provision of $28,725,000 for the closure of 86 stores. See Note
    4.


HOUSE OF FABRICS, INC.

BALANCE SHEETS
(DOLLARS IN THOUSANDS)

-----------------------------------------------------------------------------------------------


                                                             (Unaudited)
ASSETS                                                     October 31, 1997    January 31, 1997


Current Assets:
  Cash                                                           $  1,653           $    767
  Receivables, net                                                  2,337              3,164
  Merchandise Inventories, net                                    106,972            104,576
  Prepaid Expenses and Other Current Assets                         3,170              3,686
                                                                 --------           --------
Total Current Assets                                              114,132            112,193


Property
  Land                                                                794              1,011
  Buildings                                                         1,394              1,473
  Furniture & Fixtures                                             19,630             16,055
  Leasehold Improvements                                            6,113              5,677
                                                                 --------           --------
                                                                   27,931             24,216

  Less Accumulated Depreciation and Amortization                   (6,043)            (2,442)
                                                                 --------           --------
Property, net                                                      21,888             21,774


Other Assets                                                          588                675
Reorganization Value in Excess of Amounts Allocated
  to Net Assets, net                                                2,937              3,188

                                                                 --------           --------

                                                                 $139,545           $137,830
                                                                 ========           ========





See accompanying notes to financial statements.


HOUSE OF FABRICS, INC.

BALANCE SHEETS (continued)
(Dollars in Thousands)

--------------------------------------------------------------------------------------------------------------------


                                                                            (Unaudited)
                                                                          October 31, 1997          January 31, 1997
LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable                                                          $ 22,185                    $ 18,250
  Accrued liabilities                                                         13,892                      12,505
  Bank loan                                                                   49,640                      42,621
  Current portion of long-term debt                                               28                          28
                                                                            --------                    --------
      Total Current Liabilities                                               85,745                      73,404

Deferred income taxes                                                            634                         634
Long-term liabilities                                                         22,502                      22,502
Long-term debt                                                                   551                         903


Stockholders' Equity:


  New Preferred stock,  $.01 par value
    authorized 1,000,000 shares; outstanding, none                                 -                           -


  New Common stock, $.01 par value; authorized 7,000,000 shares;
    issued and outstanding, 5,331,830 and 4,201,034 shares,
     respectively.                                                                53                          51
  Paid-in capital                                                             39,960                      39,411
  Retained earnings (deficit)                                                 (9,900)                        925
                                                                            --------                    --------
      Total Stockholders' Equity                                              30,113                      40,387
                                                                            --------                    --------
                                                                            $139,545                    $137,830
                                                                            ========                    ========








See accompanying notes to financial statements.



HOUSE OF FABRICS, INC.

STATEMENTS OF  OPERATIONS
(DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS AND SHARES)
(Unaudited)
-------------------------------------------------------------------------------------------------------

                                                                       THREE MONTHS ENDED
                                                          October 31, 1997             October 31, 1996
                                                             Successor Co.              Successor Co.

Sales                                                       $     61,495                $    69,953

Expenses:
  Cost of Sales                                                   33,675                     40,200
  Selling, General and Administrative                             26,643                     27,536
  Interest                                                         1,634                      1,319
                                                              ----------                 ----------

Total Expenses                                                    61,952                     69,055
                                                              ----------                 ----------

Income (Loss)Before Income Taxes                                    (457)                       898

Income Taxes                                                          24                        378
                                                              ----------                 ----------

Net Income (Loss)                                             $     (481)                $      520
                                                              ==========                 ==========


Net Income (Loss) Per Share                                   $    (0.09)                $     0.10
                                                              ==========                 ==========
Weighted Average Number of
  Shares Outstanding                                           5,331,843                  5,136,415
                                                              ==========                 ==========








See accompanying notes to financial statements.


HOUSE OF FABRICS, INC.

STATEMENTS OF OPERATIONS
(DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS AND SHARES)
(Unaudited)
------------------------------------------------------------------------------------------------------------------------

                                                                    Nine Months         Three Months       Six Months
                                                                      Ended               Ended              Ended
                                                                  October 31, 1997    October 31, 1996   July 31, 1996
                                                                    Successor Co.       Successor Co.    Predecessor Co.

Sales                                                               $  165,806           $   69,953         $ 111,355

Expenses:
  Cost of Sales                                                         93,311               40,200            62,000
  Selling, General and Administrative                                   78,896               27,536            53,952
  Interest                                                               4,352                1,319             4,911
                                                                    ----------           ----------         ---------

Total Expenses                                                         176,559               69,055           120,863
                                                                    ----------           ----------         ---------

Income (Loss) Before Income Taxes,
  Reorganization, and Extraordinary Item                               (10,753)                 898            (9,508)

Reorganization Items:
  Fresh-Start adjustments (a)                                                -                    -           26,370
  Reorganization Costs                                                       -                    -            1,440
                                                                    ----------           ----------         ---------
Income (Loss) Before Income Taxes
 and Extraordinary Item                                                (10,753)                 898          (37,318)

Income Taxes                                                                72                  378               48
                                                                    ----------           ----------         ---------

Income (Loss) Before Extraordinary Item                                (10,825)                 520          (37,366)

Extraordinary Item:
Gain on Forgiveness of Debt (a)                                              -                    -         (100,959)
                                                                    ----------           ----------         --------

Net Income (Loss)                                                   $  (10,825)          $      520         $ 63,593
                                                                    ==========           ==========         ========

Net Income (Loss) Per Share (b)                                     $    (2.05)          $     0.10              N/A
                                                                    ==========           ==========         ========

Weighted Average Number of
  Shares Outstanding (b)                                             5,287,355            5,136,415              N/A
                                                                    ==========           ==========         ========

(a) These adjustments are the result of the adoption of Fresh-Start Reporting upon the emergence from Chapter 11 proceedings. All assets and liabilities were restated and the accumulated deficit of $74,589,000 was eliminated.

(b) The net income per common share and the weighted average number of common shares for the Predecessor Company have not been presented because, due to the Reorganization and implementation of Fresh-Start Reporting, they are not comparable to the current period.


See accompanying notes to financial statements.



HOUSE OF FABRICS, INC.

STATEMENTS OF CASH FLOWS
(DOLLARS IN THOUSANDS)
(UNAUDITED)
-----------------------------------------------------------------------------------------------------------------------

                                                             Nine Months            Three Months         Six Months
                                                                Ended                  Ended                Ended
                                                           October 31, 1997       October 31, 1996      July 31, 1996
                                                             Successor Co.         Successor Co.        Predecessor Co.

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)                                               $(10,825)            $    520              $  63,593
Adjustments to Reconcile Net Income (Loss) to Net
  Cash Provided by (Used In) Operating
  Activities:
  Fresh-Start adjustments                                              -                    -                 26,370
  Extraordinary item - Gain on Forgiveness of Debt                     -                    -               (100,959)
  Depreciation and Amortization                                    3,907                1,131                  2,895
  Loss (Gain) on Disposal of Fixed Assets                            106                    -                 (3,191)


Changes in Assets and Liabilities:
  Receivables                                                        827               (1,342)                15,246
  Merchandise Inventories                                         (2,396)             (15,568)                12,287
  Prepaid Expenses and Other Assets                                  603                1,752                 (1,008)
  Accounts Payable and Accrued Liabilities                         5,282                7,206                 (4,719)
  Operating Payables subject to compromise under
   reorganization proceedings                                          -                    -                    843
  Refundable Income Taxes                                              -                  377                      -
  Long Term Liabilities                                                -                1,343                 21,513
                                                                --------             --------              ---------
    Total Adjustments                                              8,329               (5,101)               (30,723)
                                                                --------             --------              ---------
  Net Cash Provided by (Used In) Operating Activities             (2,496)              (4,581)                32,870
                                                                --------             --------              ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures                                              (4,166)              (1,264)                (2,687)
Proceeds from Sale of Property                                       330                    -                  5,050
                                                                --------             --------              ---------

  Net Cash Provided by (Used In) Investing Activities             (3,836)              (1,264)                 2,363

CASH FLOWS FROM FINANCING ACTIVITIES:

Repayments Under Line of Credit Agreements, net                        -                    -                (45,945)
Borrowings Under Revolving Line, net                               7,019                6,988                      -
Settlement of Administrative and Priority Claims, net                  -               (3,968)                     -
Repayment of Long-Term Debt                                         (352)                   -                      -
Exercise of Series A Warrants                                        551                    -                      -
                                                                --------             --------              ---------

   Net Cash Provided by (Used in) Financing  Activities            7,218                3,020                (45,945)
                                                                --------             --------              ---------
NET INCREASE (DECREASE) IN CASH                                      886               (2,825)               (10,712)
CASH AT BEGINNING OF PERIOD                                          767                5,922                 16,634
                                                                --------             --------              ---------
CASH AT END OF PERIOD                                           $  1,653             $  3,097              $   5,922
                                                                ========             ========              =========








     See accompanying notes to financial statements.



HOUSE OF FABRICS,  INC.

STATEMENTS OF CASH FLOWS (CONTINUED)
(DOLLARS IN THOUSANDS)
(UNAUDITED)
-------------------------------------------------------------------------------

                                                         Nine Months         Three Months        Six Months
                                                            Ended               Ended               Ended
                                                       October 31, 1997     October 31, 1996    July 31, 1996
                                                         Successor Co.        Successor Co.     Predecessor Co.


SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Interest Paid                                              $ 3,694               $ 1,241           $  4,933

Income Taxes Paid (Refunded)                               $    10               $(1,432)          $(21,285)



SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:


During the nine months ended October 31, 1996, loss on disposal of property charged to accrued reserves amounted to $5,222.





See accompanying notes to financial statements.


HOUSE OF FABRICS, INC.


NOTES TO FINANCIAL STATEMENTS (Unaudited)
-------------------------------------------------------------------------------

NOTE 1:  REORGANIZATION AND BASIS OF REPORTING

House of Fabrics, Inc. (the "Company") is one of the largest home sewing/craft retailers in the United States, operating 262 stores in 27 states as of October 31, 1997. The Company's stores are located throughout the United States and operate under the names "House of Fabrics," "So-Fro Fabrics," "Fabricland" or "Fabric King." The Company operates most of its stores in leased premises principally in neighborhood shopping centers or stand-alone locations.

On November 2, 1994 (the "Petition Date"), the Company and four (4) of its then existing subsidiaries filed separate voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code ("Chapter 11") in the United States Bankruptcy Court for the Central District of California (the "Bankruptcy Court"). On July 10, 1996, the Bankruptcy Court confirmed the Third Amended Joint Plan of Reorganization, (the "Plan"), of the Company and its subsidiaries. On July 31, 1996, all conditions required for the effectiveness of the Plan were met, and the Plan became effective ("Effective Date").

Under the Plan, the Company has issued approximately 5,332,000 shares of newly reorganized House of Fabrics, Inc. common stock ("New Common Stock") including shares issuable upon resolution of claims. As of October 31 1997, 5,331,830 shares were issued, including 188,079 shares issued upon the exercise of Series A Warrants. The secured bank group received $76,500,000 (discounted based on debt outstanding as of May 1, 1996) plus approximately 257,000 shares (or 5%) of New Common Stock and an additional $1,157,000 to satisfy a requirement to bring the aggregate market value of the approximately 257,000 shares up to $2,000,000. Generally, defaults under other secured obligations were cured and the maturities reinstated or converted to longer term obligations at market rates of interest. Reclamation claims received 25% in cash shortly after the effective date of the Plan and received the balance in installments. Holders of general unsecured claims that were not covered by insurance received a pro-rata distribution of approximately 4,776,000 shares (or 93%) of New Common Stock. Holders of existing House of Fabrics, Inc., common stock received a pro-rata distribution of approximately 103,000 shares (or 2%) of New Common Stock (subject to dilution) plus warrants to purchase additional shares of New Common Stock. A total of 188,079 Series A Warrants were exercised by the deadline of April 29, 1997, out of 257,381 issued. Each warrant exercised was converted to one share of New Common Stock for a price of $3.02 per share and entitles the holder to a Series B Warrant which may be exercised at a later date for a different price. Warrants not exercised have no further rights.

On July 31, 1996, and effective August 1, 1996, the Company restructured its corporate organization by merging Fabricland, Inc., So-Fro Fabrics, Inc., House of Fabrics of South Carolina, Inc., and Metrolina Express, Inc. into House of Fabrics, Inc..

The reorganization value of the Company's common equity of $39,446,000 was determined after consideration of several factors and by reliance on independent financial specialists using various valuation methods, including discounted projected cash flows, price/earnings ratios, and other applicable ratios and economic and industry information relevant to the operations of the Company. The reorganization value of the Company has been allocated to specific asset categories pursuant to Fresh-Start Reporting. Reorganization Value in Excess of Amounts Allocated to Net Assets reflects the difference in the Company's stock valuation and the Company's net assets.

Upon emergence from its Chapter 11 proceedings, the Company (referred to as "Successor Company" when compared to periods prior to August 1, 1996) adopted the provisions of Statement of Position No. 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("Fresh-Start Reporting") as promulgated by the American Institute of Certified Public Accountants. Accordingly, all assets and liabilities have been restated to reflect their reorganization value, which approximates their fair value at the Effective Date. The adjustment to eliminate the accumulated deficit totaled $74,589,000 of which $100,959,000 was forgiveness of debt reduced by $26,370,000 of Fresh-Start adjustments. The capital structure was recast in conformity with the Plan, and as such, the Company has recorded the effects of the Plan and Fresh-Start Reporting as of August 1, 1996. The results of operations and cash flows for the six months ended July 31, 1996 include operations prior to the Company's emergence from Chapter 11 proceedings (referred to as "Predecessor Company") and prior to the effects of Fresh-Start Reporting. The results of operations and cash flows for the three months ended October 31, 1996 and nine months ended October 31, 1997 are for operations subsequent to the Company's emergence from Chapter 11 proceedings and reflect the on-going effects of Fresh-Start Reporting. As a result, the net loss for the nine month period ended October 31, 1997 is not comparable with the prior period.

The financial statements included herein do not include all the information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles, although the Company believes that disclosures are adequate to make the information not misleading. In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation for the interim periods have been included in the financial statements.

The results of operations for the interim periods presented, are not necessarily indicative of the operating results to be expected for the full fiscal year.

NOTE 2: NET INCOME (LOSS) PER SHARE

Net income (loss) per share is computed based on the weighted average number of outstanding common and common equivalent shares, if dilutive, during the period. As of October 31, 1997, 5,331,830 shares were issued, including 188,079 shares issued upon exercise of Series A Warrants. Per share data for periods prior to August 1, 1996 have been omitted as these amounts do not reflect the current capital structure. In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128") which is effective for financial statements issued for periods ending after December 15, 1997. SFAS No. 128 requires the disclosure of basic and diluted earnings per share. For the three and nine month periods ended October 31, 1997, the amounts reported as net loss per common and common equivalent share are not materially different from that which would have been reported for basic and diluted earnings per share in accordance with SFAS No. 128.

NOTE 3: FINANCING

At July 31, 1996, the Company entered into a Financing Agreement with CIT Group/Business Credit, Inc. ("CITBC"), to provide a $65,000,000 line of credit, as amended, having a term of 3 years, with automatic annual renewals unless 90 days written notice is provided prior to the anniversary date of the agreement. Cash borrowings bear interest at prime (based on the Chase Manhattan Bank Rate) plus 1% or Libor plus 3 1/4% and a commitment fee of .5% per annum on unused availability. Fees for letters of credit are generally 1 1/2% per annum based on the amount of letters of credit issued. The Financing Agreement provides for a combination of cash borrowings and the issuance of up to $20,000,000 in letters of credit. The Financing Agreement is collateralized by a first priority lien on generally all assets of the Company, as defined, excluding up to $10,000,000 for Point of Sale equipment which may be secured by the purchased Point of Sale equipment. Loan availability is determined by an advance rate on eligible inventory as defined. The Financing Agreement includes certain restrictive covenants, which have been amended, including net worth, a fixed charge covenant which is computed quarterly, and others which are computed annually (operating leases, and capital expenditures). As of October 31, 1997, the Company had direct borrowings of $49,640,000 and letters of credit of $791,000 outstanding with additional credit available of approximately $10,669,000.

As of October 31, 1997, the Company was in compliance with all terms of the amended Financing Agreement.

In March 1995, the Company entered into, with Bankruptcy Court approval, an agreement with Bank of America NT & SA, acting as agent bank, to provide Debtors-in-Possession financing in the form of a $20,000,000 line of credit (The "D.I.P. Financing") that expired on January 31, 1996 and was extended through April 30, 1996, with Bankruptcy Court approval. On May 1, 1996, the amended and restated D.I.P. Financing agreement was reduced to $17,300,000 and extended through June 28, 1996, and subsequently through July 31, 1996, when the Company retired the D.I.P. Financing agreement and replaced it with a new Financing Agreement with CITBC as explained above.

NOTE 4:  REORGANIZATION COSTS

Prior to emergence from bankruptcy, professional fees and expenditures directly related to the Chapter 11 filing were classified as reorganization costs and expensed as incurred. There were no reorganization costs for the nine months ended October 31, 1997, as the Company emerged from bankruptcy on August 1, 1996. Reorganization costs with respect to the six months ended July 31, 1996 consisted primarily of professional fees and lease termination expenses offset by the gain on the sale of the Sherman Oaks, California office building.

NOTE 5:  STOCK OPTIONS

During the nine months ended October 31, 1997, the Company granted 267,000 new stock options to newly employed officers. Also during the period 155,356 options were canceled. The new options have a term of ten years and vest 33 1/3% after 12 months, an additional 33 1/3% after 24 months, and the final 33 1/3% after 36 months. The exercise prices range from $3.625 to $3.6875 with various grant dates.

NOTE 6:  INCOME TAXES

During the year ended January 31, 1997, the Company received $22,502,000 pursuant to carrybacks of certain net operating losses on claims for refund filed with the Internal Revenue Service on Forms 1139. The Company's claims for refund are currently being examined by the Internal Revenue Service. Although the Company believes that the positions taken on the claims for refund are supportable, it is uncertain at this time as to their ultimate resolution. Therefore, the Company has recorded reserves on its balance sheet as of January 31, 1997 equal to the refunds received. To the extent that the Internal Revenue Service disallows the claims for refund in whole or part and ultimately prevails with respect to the disallowance, the Company will be required to repay the Internal Revenue Service the refund attributable to the disallowance. As set forth in the Plan of Reorganization, a deficiency notice issued by the Internal Revenue Service requesting repayment of the refund is allowed to be treated as a Priority Tax Claim, as defined in the Plan. Subject to exhaustion of the Company's right to contest, the claim would become payable in quarterly installments of principal and interest over six years. A future demand by the Internal Revenue Service for repayment would adversely impact the Company's liquidity.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        FABRI-CENTERS OF AMERICA, INC.


DATE:  March 24, 1998                   /s/ Brian P. Carney
                                        -------------------------------
                                        BY: Brian P. Carney
                                        Executive Vice President and
                                        Chief Financial Officer


                                        4